Exhibit 3.1

CERTIFICATE OF DESIGNATIONS
OF
SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK OF
WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

Westinghouse Air Brake Technologies Corporation, a Delaware corporation (the “Corporation”), hereby certifies that, pursuant to the provisions of Sections 103, 141 and 151 of the General Corporation Law of the State of Delaware (the “DGCL”), on February 22, 2019, a special committee of the board of directors of the Corporation (the “Board of Directors”), pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation (as such may be amended, modified or restated from time to time, the “Certificate of Incorporation”) and delegated to the special committee pursuant to Section 141 of the DGCL, adopted the resolution set forth immediately below, which resolution is now, and at all times since its date of adoption has been, in full force and effect:

RESOLVED, that pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, which authorizes the issuance of up to 1,000,000 shares of preferred stock, par value $0.01 per share, a series of preferred stock be, and hereby is, created and designated the “Series A Non-Voting Convertible Preferred Stock”, and that the designation and number of shares of such series, and the voting powers, designations, preferences, rights and qualifications, limitations or restrictions and other terms thereof are as set forth in this certificate of designations, as it may be amended from time to time (the “Certificate of Designations”) as follows:

Part 1.          Designation and Number of Shares. Pursuant to the Certificate of Incorporation, there is hereby created out of the authorized and unissued shares of preferred stock of the Corporation, par value $0.01 per share (“Preferred Stock”), a series of Preferred Stock consisting of 10,000 shares of Preferred Stock designated as the “Series A Non-Voting Convertible Preferred Stock” (the “Series A Preferred Stock”). Such number of shares may be decreased by resolution of the Board of Directors or any duly authorized committee thereof, subject to the terms and conditions hereof and the requirements of applicable law; provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of such shares then outstanding.

Part 2.          Standard Provisions.  The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full in the Certificate of Designations.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by Raymond T. Betler, its President and Chief Executive Officer, this 22nd day of February, 2019.

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

By:	/s/ Raymond T. Betler
	Name:	Raymond T. Betler
	Title:	President and Chief Executive Officer

[Signature Page to Certificate of Designations – Wabtec Class A]

ANNEX A

STANDARD PROVISIONS

Section 1.          General Matters; Ranking.  Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock. The Series A Preferred Stock, with respect to rights upon the liquidation, dissolution or winding up of the Corporation, shall rank senior to the Common Stock and to all other classes or series of equity securities of the Corporation.

Section 2.          Standard Definitions.  As used herein with respect to Series A Preferred Stock:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Board of Directors” shall have the meaning set forth in the recitals.

“Business Day” means any day other than (i) a Saturday, (ii) a Sunday or (iii) any other day on which commercial banks in New York City are authorized or required by law or executive order to close.

“By-Laws” means the By-Laws of the Corporation, as they may be amended or restated from time to time.

“Certificate of Designations” shall have the meaning set forth in the recitals.

“Certificate of Incorporation” shall have the meaning set forth in the recitals.

“close of business” means 5:00 p.m., New York City time.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation, subject to Section 10.

“Conversion and Dividend Disbursing Agent” means EQ Shareowner Services, the Corporation’s duly appointed conversion and dividend disbursing agent for the Series A Preferred Stock, and any successor appointed under Section 11.

“Conversion Date” shall have the meaning set forth in Section 6(g).

“Conversion Event” shall have the meaning set forth in Section 6(a).

“Conversion Rate” shall have the meaning set forth in Section 6(b).

“Corporation” shall have the meaning set forth in the recitals.

“Exchange Property” shall have the meaning set forth in Section 10(a).

“GE” means General Electric Company, a New York corporation.

“Holder” means each Person in whose name a share of Series A Preferred Stock is registered, who shall be treated by the Corporation, the Transfer Agent, the Registrar and the Conversion and Dividend Disbursing Agent as the absolute owner of such share of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

“Liquidation Preference” means, as to the Series A Preferred Stock, $100.00 per share.

“NYSE” means The New York Stock Exchange.

“Person” means any individual, partnership, firm, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Preferred Stock” shall have the meaning set forth in Part 1 of this Certificate of Designations.

“Registrar” means EQ Shareowner Services, the Corporation’s duly appointed registrar for the Series A Preferred Stock, and any successor appointed under Section 11.

“Reorganization Event” shall have the meaning set forth in Section 10(a).

“Series A Preferred Stock” shall have the meaning set forth in Part 1 of this Certificate of Designations.

“Shareholders Agreement” means the Shareholders Agreement dated on or about February 25, 2019 between the Corporation and GE.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

“Transfer Agent” means EQ Shareowner Services, the Corporation’s duly appointed transfer agent for the Series A Preferred Stock, and any successor appointed under Section 11.

“UCC” means the Uniform Commercial Code as in effect in the State of Delaware from time to time.

“Unit of Exchange Property” shall have the meaning set forth in Section 10(a).

Section 3.          Dividends and Distributions.  If the Corporation shall declare or make any dividend or distribution on the Common Stock, including, without limitation, any distribution of cash, stock or other securities, property or rights, options or warrants by way of a dividend, distribution, spin-off, reclassification or other similar transaction, but excluding any dividend or distribution consisting solely of, or the portion thereof comprising, shares of Common Stock, Holders of Series A Preferred Stock shall be entitled to receive such dividend or distribution at the same time as, and on a pro rata, as converted, basis with, holders of the Common Stock.  The term “pro rata, as converted” means, with respect to any dividend or distribution on the Common Stock (including pursuant to Section 4), that each Holder of Series A Preferred Stock on the record date established by the Corporation (or such other date that is relevant) for purposes of determining the holders of Common Stock entitled to receive such dividend or distribution shall receive, for each share of Series A Preferred Stock held by such Holder on such record date (or such other date that is relevant), the same dividend or distribution that such Holder would have received if such Holder were the record holder on such record date (or such other date that is relevant) of a number of shares of Common Stock equal to the Conversion Rate as in effect on such date.  Except as set forth above in this Section 3, no dividends shall be paid on the Series A Preferred Stock.

Section 4.          Liquidation, Dissolution or Winding Up.  (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Holders of the Series A Preferred Stock as of the date fixed for liquidation, dissolution or winding up shall be entitled to receive, for each share of Series A Preferred Stock, (x) the Liquidation Preference, plus (y) a share of the assets of the Corporation legally available for distribution to its stockholders, after satisfaction of liabilities owed to the Corporation’s creditors and payment of the Liquidation Preference pursuant to clause (x), on a pro rata, as converted, basis with the holders of Common Stock.  The Holders of the Series A Preferred Stock shall be entitled to receive (i) the Liquidation Preference prior to and in preference to any distribution of assets to the holders of Common Stock or any other class or series of equity securities of the Corporation and (ii) the amount described in clause (y) of the immediately preceding sentence on a parity basis (with such parity determined on a pro rata, as-converted basis) with holders of the Common Stock.

(b)          Neither the sale of all or substantially all of the Corporation’s assets or business (other than in connection with the liquidation, dissolution or winding up of the Corporation), nor its merger or consolidation into or with any other Person, shall be deemed to be the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

Section 5.          Voting Rights.

(a)          Holders of the Series A Preferred Stock shall not have any voting rights, except as set forth in this Section 5 or as otherwise required by applicable law.

(b)          So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the Corporation shall not, without the affirmative vote or consent of the Holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at an annual or special meeting of such stockholders, amend, alter or repeal the provisions of the Certificate of Incorporation (including any certificates of designations adopted by the Board of Directors) or the Certificate of Designations (including amendments effected by way of merger of the Corporation with another entity) so as to adversely affect the rights, preferences, privileges or powers of the Series A Preferred Stock; provided that any amendment that affects all Common Stock equally and does not affect the rights, preferences, privileges or powers of the Series A Preferred Stock except insofar as it so affects the Common Stock to be issued on conversion of the Series A Preferred Stock shall not be deemed to adversely affect the rights, preferences, privileges or powers of the Series A Preferred Stock.

Section 6.          Conversion.  (a) Each share (or fractional interest therein) of Series A Preferred Stock shall automatically convert, at the Conversion Rate provided for in clause (b), into the right to receive Common Stock upon the (i) sale or other transfer (excluding any bona fide pledge) of such share (or fractional interest therein) to a third party that is not an Affiliate of GE, (ii) distribution of such share (or fractional interest therein) as part of a pro rata distribution of shares of Series A Preferred Stock to the holders of GE’s common stock or (iii) exchange of such share (or fractional interest therein) as part of an exchange offer with the holders of GE’s common stock by GE for the Series A Preferred Stock (each, a “Conversion Event”).  Shares (or fractional interests therein) of Series A Preferred Stock shall not be convertible into Common Stock at any time at which they are beneficially owned by GE or its Subsidiaries.

(b)          Upon the acquisition of beneficial ownership of a share (or fractional interest therein) of Series A Preferred Stock by a purchaser, transferee or recipient in a Conversion Event, such share (or fractional interest therein) of Series A Preferred Stock shall automatically convert into the right to receive Common Stock at a “Conversion Rate” equal to 2,881.5464 shares of Common Stock for each share of Series A Preferred Stock.  The Conversion Rate will be proportionally adjusted in the event of any share split or combination in respect of the Common Stock or any issuance of Common Stock as a dividend or distribution on the Common Stock, such adjustment to be effective on the effective date of such share split or combination or the record date with respect to such dividend or distribution, as applicable.

(c)          In connection with any Conversion Event, (i) each share of Series A Preferred Stock may, at the request of the Holder thereof, be subdivided into fractional interests therein specified by such Holder, which fractional interests need not be in identical amounts and may be further aggregated or subdivided at such Holder’s request, with the Conversion Rate with respect to each such fractional interest in a share of Series A Preferred Stock to be adjusted accordingly and (ii) the Corporation shall immediately upon registration of transfer of any share (or fractional interest therein) of Series A Preferred Stock issue to the purchaser, transferee or recipient thereof the number of shares of Common Stock to which such purchaser, transferee or recipient shall be entitled.

(d)          No fractional shares of Common Stock shall be issued upon the conversion of any shares of Series A Preferred Stock.  Subject to clause (e) of this Section 6, all fractional shares of Common Stock that any purchaser, transferee or recipient otherwise would be entitled to receive as a result of a Conversion Event will be aggregated by the Conversion and Dividend Disbursing Agent on behalf of the Corporation. The Conversion and Dividend Disbursing Agent will cause the whole shares obtained thereby to be sold on behalf of such purchasers, transferees or recipients that would otherwise be entitled to receive such fractional shares of Common Stock pursuant to the Conversion Event, in the open market or otherwise, in each case at then-prevailing market prices, and, in no case later than five business days after the consummation of the Conversion Event.  The Conversion and Dividend Disbursing Agent will make available the net proceeds thereof, subject to the deduction of the amount of any withholding taxes and brokerage charges, commissions and conveyance and similar taxes, on a pro rata basis (based on the fractional share of each purchaser, transferee or recipient relative to the aggregate of all fractional shares), without interest, as soon as practicable to such purchaser, transferee or recipient that would otherwise be entitled to receive such fractional shares of Common Stock pursuant to such Conversion Event.

(e)          If more than one share (or fractional interest therein) of the Series A Preferred Stock received by the same purchaser, transferee or recipient is converted in a Conversion Event, the number of shares of Common Stock issuable upon such conversion to such purchaser, transferee or recipient shall be computed on the basis of the aggregate number of shares (or fractional interests therein) of Series A Preferred Stock so converted.

(f) Except to the extent provided for in the Shareholders Agreement, the Holder of a share (or fractional interest therein) of Series A Preferred Stock or any holder of Common Stock issued upon conversion thereof shall not be required to pay any service charge relating to the transfer of such share (or fractional interest therein) of Series A Preferred Stock or issuance or delivery of the Common Stock upon conversion thereof.

(g)          Subject to the requirements and restrictions set forth in the Shareholders Agreement and the legend set forth in Exhibit B hereto, if the Holder of a share (or fractional interest therein) of Series A Preferred Stock shall deliver an instruction in the form attached as Exhibit A hereto duly executed by or on behalf of such Holder to the Corporation or the Transfer Agent and Registrar with a request to transfer such share (or fractional interest therein) (together with the certificate evidencing such share (or fractional interest therein), duly endorsed and in proper form for transfer, if the same is certificated) and such instruction includes a representation that such transfer is to be made in a Conversion Event, the Corporation shall cause the shares of Common Stock issuable upon conversion of such share (or fractional interest therein) to be delivered (within the meaning of Article 8 of the UCC) to the transferee specified in such instruction no later than the second Business Day (or such later date as may be agreed upon among the Holder and the Corporation in connection with such Conversion Event) after the date such instruction is delivered (or, if later, the date of settlement of the sale, transfer, distribution or exchange that constitutes the applicable Conversion Event) (such required date of delivery, the “Conversion Date”).

(h)          Prior to the close of business on the Conversion Date with respect to any shares of Series A Preferred Stock (or fractional interests therein), the Common Stock issuable upon conversion of such shares (or fractional interests therein) and any Series A Preferred Stock not subject to such Conversion Event shall not be deemed to be outstanding for any purpose and Holders shall have no rights with respect to such Common Stock, including voting rights, except as expressly provided herein.

Section 7.          Reservation of Common Stock.  (a) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares held in treasury, solely for issuance upon the conversion of shares of Series A Preferred Stock as herein provided, free from any preemptive or other similar rights, a number of shares of Common Stock equal to the maximum number of shares of Common Stock deliverable upon conversion of all shares of Series A Preferred Stock.

(b) All shares of Common Stock delivered upon conversion of shares of Series A Preferred Stock (or fractional interests therein) shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders) and free of preemptive rights.

(c) The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the NYSE or any other national securities exchange or automated quotation system, the Corporation shall, subject to all applicable rules of the NYSE or such other national securities exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Series A Preferred Stock.

Section 8.          No Redemption.  The Corporation shall not have the right to redeem the Series A Preferred Stock at its option.  The Holders of the Series A Preferred Stock shall not have the right to require the Corporation to redeem the Series A Preferred Stock at their option. If the Corporation and a Holder agree, the Corporation may purchase or otherwise acquire (including in an exchange transaction) shares of Series A Preferred Stock from time to time in negotiated repurchases, by tender or exchange offer or otherwise.

Section 9.          Certain Covenants.  (a) For so long as the Series A Preferred Stock is outstanding, the Corporation shall not consummate a binding share exchange or reclassification involving the Series A Preferred Stock or merge or consolidate with any other Person unless the Series A Preferred Stock either remains outstanding or in the case of a merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted or reclassified into or exchanged for preferred securities of the surviving or acquiring company and, in each case, the Series A Preferred Stock or such preferred securities have such rights, preferences, privileges and powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and powers of the Series A Preferred Stock immediately prior to such consummation, taken as a whole.

(b)          Each Holder of Series A Preferred Stock shall be entitled to (i) participate in any tender or exchange offer for shares of Common Stock made by the Corporation or its Subsidiaries and (ii) exercise any rights, options or warrants received pursuant to Section 3, in each case, as if such Holder held the number of shares of Common Stock into which such Holder’s shares (or fractional interests therein) of Series A Preferred Stock are convertible (or would be convertible upon a Conversion Event).

Section 10.          Recapitalizations, Reclassifications and Changes of Common Stock.  (a) In the event of:

(i)          any consolidation or merger of the Corporation with or into another Person (other than a merger or consolidation in which the Corporation is the surviving corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of the Corporation or another Person);

(ii)          any sale, transfer, lease or conveyance to another Person of all or substantially all of the consolidated property and assets of the Corporation and its Subsidiaries;

(iii)          any reclassification of Common Stock; or

(iv)          any statutory exchange of Common Stock with another Person (other than in connection with a merger or acquisition),

in each case, as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof) (each, a “Reorganization Event”), each share (or fractional interest therein) of Series A Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of the Holders, become convertible into the kind and amount of stock, other securities or other property or assets (including cash or any combination thereof) that the Holder thereof would have been entitled to receive if such share (or fractional interest therein) had been converted into Common Stock immediately prior to such Reorganization Event (such stock, other securities or other property or assets (including cash or any combination thereof), the “Exchange Property,” with each “Unit of Exchange Property” meaning the kind and amount of such Exchange Property that a holder of one share of Common Stock is entitled to receive). For the avoidance of doubt, following any such Reorganization Event in which the Common Stock is exchanged for Exchange Property, references to the Common Stock and to a share of Common Stock in Section 3 and Section 4 shall be deemed to refer to the common equity interests, if any, of the surviving or acquiring company and the number of units of such common equity interests, if any, in a Unit of Exchange Property, respectively.

(b)          If a Reorganization Event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the Exchange Property into which the Series A Preferred Stock shall be convertible shall be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of Common Stock.  The Corporation shall notify Holders of such weighted average as soon as practicable after such determination is made, which notification shall be deemed to have been satisfied if such weighted average is included in a broadly disseminated press release or in a current report on Form 8-K filed by the Corporation with the Securities and Exchange Commission (the “SEC”).

(c)          Following the effective date of such Reorganization Event, (i) the number of Units of Exchange Property for each share of Series A Preferred Stock converted shall be determined as if references to shares of Common Stock in Section 6 were to Units of Exchange Property and (ii) the provisions of Sections 7 and 9 shall apply to any common equity interests included in the Exchange Property as if references to a share of Common Stock in such Sections were to the number of units of such common equity interests included in a Unit of Exchange Property.

(d)          The above provisions of this Section 10 shall similarly apply to successive Reorganization Events.

(e)          The Corporation (or any successor thereto) shall, as soon as reasonably practicable (but in any event within 10 Business Days) after the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence and of the kind and amount of the cash, securities or other property that constitute the Exchange Property, which notification shall be deemed to have been satisfied if such information is included in a broadly disseminated press release or in a current report on Form 8-K filed by the Corporation with the SEC. Failure to deliver such notice shall not affect the operation of this Section 10.

Section 11.          Transfer Agent, Registrar and Conversion and Dividend Disbursing Agent.  The duly appointed Transfer Agent, Registrar and Conversion and Dividend Disbursing Agent for the Series A Preferred Stock shall be EQ Shareowner Services. The Corporation may, in its sole discretion, remove the Transfer Agent, Registrar or Conversion and Dividend Disbursing Agent in accordance with the agreement between the Corporation and the Transfer Agent, Registrar or Conversion and Dividend Disbursing Agent, as the case may be; provided that if the Corporation removes EQ Shareowner Services, the Corporation shall appoint a successor transfer agent, registrar or conversion and dividend disbursing agent, as the case may be, who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall give notice thereof to the Holders.

Section 12.          Registration and Transfer.  The Corporation shall keep or cause to be kept on behalf of the Corporation a register in which the Corporation or the Transfer Agent and Registrar shall provide for the registration and transfer of the Series A Preferred Stock. The Series A Preferred Stock shall be transferable, subject to the requirements and restrictions set forth in the Shareholders Agreement and the legend set forth in Exhibit B hereto.  No charge shall be imposed by the Corporation or the Transfer Agent or Registrar for such transfer.

Section 13.          Record Holders.  To the fullest extent permitted by applicable law, the Corporation, the Transfer Agent, the Registrar and the Conversion and Dividend Disbursing Agent shall deem and treat the Holder of any shares of Series A Preferred Stock as the true and lawful owner thereof for all purposes.

Section 14.          Notices.  Except as otherwise provided herein, all notices or communications in respect of Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or the By-Laws and by applicable law.

Section 15.          Other Rights.  The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

Section 16.          Book-Entry Form.  Subject to Section 17, the shares of Series A Preferred Stock shall be issued in uncertificated form, registered in the name of the applicable Holder on the register maintained by the Corporation or the Transfer Agent and Registrar pursuant to Section 12. The Series A Preferred Stock shall be subject to the legend set forth in Exhibit B, as shall be noted in the register maintained by the Corporation or the Transfer Agent and Registrar pursuant to Section 12.

Section 17.          Stock Certificates.  (a) If any Holder so requests, shares of Series A Preferred Stock held by such Holder shall be represented by stock certificates substantially in the form set forth as Exhibit B hereto.

(b)          Stock certificates representing shares of the Series A Preferred Stock shall, if issued, be signed by manual or facsimile signature (i) by the Chairman of the Board of Directors, the Chief Executive Officer, the President or any Vice President and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares (or fractional interests therein) of Series A Preferred Stock owned by the Holder, in accordance with the By-Laws and applicable Delaware law.

(c)          A stock certificate representing shares of the Series A Preferred Stock shall not be valid until countersigned by an authorized signatory of the Transfer Agent and Registrar, by manual or facsimile signature. Each stock certificate representing shares of the Series A Preferred Stock shall be dated the date of its countersignature.

(d)          If any officer of the Corporation who has signed a stock certificate no longer holds that office at the time the Transfer Agent and Registrar countersigns the stock certificate, the stock certificate shall be valid nonetheless.

(e)          If a Holder shall at any time transfer fewer than all of the shares of Series A Preferred Stock evidenced by a stock certificate held by such Holder, the Corporation shall cause a new stock certificate evidencing the remaining shares of Series A Preferred Stock held by such Holder to be issued to such Holder and countersigned by an authorized signatory of the Transfer Agent and Registrar.  A Holder shall be entitled at any time to request that any stock certificate held by such Holder be exchanged for other stock certificates each evidencing such numbers of shares (or fractional interests therein) of Series A Preferred Stock as such Holder shall request (such aggregate number of shares not to exceed the aggregate number of shares represented by the original stock certificate to be exchanged).

Section 18.          Replacement Certificates.  If any Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall, at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Preferred Stock certificate, or in lieu of and substitution for the Series A Preferred Stock certificate lost, stolen or destroyed, a new Series A Preferred Stock certificate representing an equivalent number of shares of Series A Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A Preferred Stock certificate and indemnity, if requested, in each case, reasonably satisfactory to the Corporation and the Transfer Agent.

EXHIBIT A

FORM OF INSTRUCTION FOR TRANSFER

To: Westinghouse Air Brake Technologies Corporation

The undersigned hereby instructs Westinghouse Air Brake Technologies Corporation (the “Corporation”) or its transfer agent and registrar to transfer the number(s) of shares (or fractional interests therein) of Series A Preferred Stock specified below to the transferee(s) specified below.

Number(s) of Shares (or Fractional Interests Therein)	Transferee
(Insert transferee’s social security or taxpayer identification number, if any) (Insert address and zip code of transferee)

The undersigned irrevocably appoints:

as agent to transfer the shares (or fractional interests therein) of Series A Preferred Stock specified above on the books of the Corporation or its transfer agent and registrar. The agent may substitute another to act for him or her.

The undersigned represents that the shares (or fractional interests therein) of Series A Preferred Stock specified above are being transferred (check one):

☐	in a Conversion Event

☐	otherwise than in a Conversion Event.

If the date of this instruction is prior to the date that is one year after the date of original issuance of the Series A Preferred Stock, the undersigned confirms that the shares specified above are being transferred (check one):

☐	to Westinghouse Air Brake Technologies Corporation or one of its subsidiaries

☐	under a registration statement that is effective under the Securities Act of 1933 (the “Securities Act”)

☐	pursuant to the exemption from registration provided by Rule 144 (if available) or any other available exemption from the registration requirements of the Securities Act.

Date:

Signature:

EXHIBIT B

[FORM OF FACE OF SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK CERTIFICATE]

THIS SECURITY AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY, THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY NOR ANY INTEREST HEREIN OR THEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE THAT IS ONE YEAR AFTER THE DATE OF ORIGINAL ISSUANCE OF THIS SECURITY, ONLY (A) TO WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION OR ONE OF ITS SUBSIDIARIES, (B) UNDER A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE SECURITIES ACT OR (C) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 (IF AVAILABLE) OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.  IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

THIS SECURITY IS SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE SHAREHOLDERS AGREEMENT DATED ON OR ABOUT FEBRUARY 25, 2019 BETWEEN WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION AND GENERAL ELECTRIC COMPANY.

Certificate Number: [      ]
Number of Shares of Series A Preferred Stock: [     ]

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

Series A Non-Voting Convertible Preferred Stock
(par value $0.01 per share)
(Liquidation Preference $100.00 per share)

Westinghouse Air Brake Technologies Corporation, a Delaware corporation (the “Corporation”), hereby certifies that [              ] (the “Holder”), is the registered owner of [      ] fully paid and non-assessable shares of the Corporation’s designated Series A Non-Voting Convertible Preferred Stock, with a par value of $0.01 per share and a Liquidation Preference of $100.00 per share (the “Series A Preferred Stock”). The shares of Series A Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series A Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designations of Series A Non-Voting Convertible Preferred Stock of Westinghouse Air Brake Technologies Corporation dated February 22, 2019, as the same may be amended from time to time in accordance therewith (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations. The Corporation will provide a copy of the Certificate of Designations to the Holder without charge upon written request to the Corporation at its principal place of business. In the case of any conflict between this Certificate and the Certificate of Designations, the provisions of the Certificate of Designations shall control and govern.

Reference is hereby made to the provisions of Series A Preferred Stock set forth on the reverse hereof and in the Certificate of Designations, which provisions shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this executed certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.

Unless the Transfer Agent and Registrar have properly countersigned, these shares of Series A Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Corporation by two officers of the Corporation this [   ] of [      ] [    ].

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION
By:
Name:
Title:

By:
Name:
Title:

COUNTERSIGNATURE

These are shares of Series A Preferred Stock referred to in the within-mentioned Certificate of Designations.

Dated: [      ], [    ]

EQ SHAREOWNER SERVICES, as Registrar and Transfer Agent

By:
Name:
Title:

[FORM OF REVERSE OF CERTIFICATE FOR SERIES A NON-VOTING
CONVERTIBLE PREFERRED STOCK]

Holders of Series A Preferred Stock shall be entitled to receive dividends only in the circumstances, and to the extent, provided in the Certificate of Designations.

The Series A Preferred Stock shall be automatically converted into Common Stock in the circumstances and in accordance with the terms set forth in the Certificate of Designations.

The Corporation shall furnish without charge to each Holder who so requests the powers, designations, limitations, preferences and relative, participating, optional or other special rights of each class or series of stock of the Corporation and the qualifications, limitations or restrictions of such preferences and/or rights.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series A Preferred Stock evidenced hereby to:

(Insert assignee’s social security or taxpayer identification number, if any)

(Insert address and zip code of assignee)

and irrevocably appoints:

as agent to transfer the shares of Series A Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

The within security is being transferred (check one):

☐ in a Conversion Event

☐ otherwise than in a Conversion Event.

In connection with any transfer of the within security occurring prior to the date that is one year after the date of original issuance of such security, the undersigned confirms that such security is being transferred (check one):

☐ to Westinghouse Air Brake Technologies Corporation or one of its subsidiaries

☐ under a registration statement that is effective under the Securities Act of 1933 (the “Securities Act”)

☐ pursuant to the exemption from registration provided by Rule 144 (if available) or any other available exemption from the registration requirements of the Securities Act.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Certificate)

(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Registrar and Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar and Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)